Exhibit 99.1

CHESAPEAKE REPORTS THIRD QUARTER EARNINGS

PER SHARE OF $0.46

Highlights:

    Earnings from continuing operations before nonrecurring items per share of $0.46, up 18 percent from prior year's $0.39 per share

    Year-to-date cash basis earnings from continuing operations before nonrecurring items per share of $1.36, up 14 percent from prior year's $1.19 per share

    Third quarter local currency revenue growth of 5 percent and year-to-date growth of 4 percent

    Restructuring program announced and underway for the reduction of corporate headquarters overhead

    Completed the divestitures of three discontinued businesses, sale of remaining interest in Color-Box expected in November

Richmond, Va. - Chesapeake Corporation (NYSE:CSK) today announced net income from continuing operations before nonrecurring items for the third quarter of 2001 of $7.0 million, or $0.46 per share, reflecting an increase of 18 percent over third quarter 2000 net income from continuing operations before nonrecurring items of $5.9 million, or $0.39 per share. Cash basis earnings per share, defined as income from continuing operations before nonrecurring items and goodwill amortization per share, was $0.69 for the quarter ended September 30, 2001, up 6 percent when compared to cash basis earnings per share of $0.65 for the quarter ended October 1, 2000.

Chesapeake's Chairman, President and Chief Executive Officer Thomas H. Johnson said, "Despite a weakening global economy and unfavorable foreign currency exchange rates, our earnings continue to improve as we move into our more profitable second half of the year. The company continues to closely monitor economic conditions in our end-use markets as a result of the tragic events of September 11th. To date we have noted no significant declines in orders for the pharmaceutical and tobacco markets, which represent about 50 percent of our packaging revenues. With 90 percent of our total revenues coming from European markets, we will be watching consumer sentiment in Europe closely over the next several quarters. We are confident that our announced restructuring program will reduce our company's cost structure and contribute to our overall profitability in this uncertain economic environment."

Johnson continued, "We have virtually completed the series of divestitures we announced early this year. These actions are intended to realign the company's resources as we focus on specialty packaging markets where we have leadership positions. During the third quarter, we completed the sale of our U.S. point-of-purchase display business, and the sale of our permanent display businesses was completed earlier this month. We expect to complete the sale of our remaining 19 percent interest in Color-Box, LLC, in November."

Third quarter 2001 results include a previously announced nonrecurring, after-tax charge of approximately $5.0 million, or $0.33 per share, to recognize costs primarily associated with the reduction of corporate headquarters staff. The results for the third quarter of 2000 include a nonrecurring charge of approximately $2.7 million, net of taxes, or $0.18 per share, to recognize an increase in investment banking defense costs. After giving effect to these nonrecurring charges, net income from continuing operations for the third quarter ended September 30, 2001, was $2.0 million, or $0.13 per share, compared to net income from continuing operations for the third quarter of 2000 of $3.2 million, or $0.21 per share.

Net income from continuing operations for the first nine months of 2001 was $4.9 million, or $0.32 per share, compared to net income from continuing operations for the comparable period of 2000 of $8.9 million, or $0.54 per share. Cash basis earnings per share was $1.36 for the nine months ended September 30, 2001, compared to $1.19 for the nine months ended October 1, 2000.

REVIEW OF OPERATIONS

The comparability of reported results for 2001 and 2000 is significantly impacted by acquisitions made in 2000 and by changes in foreign currency exchange rates. Therefore, financial results for 2000 are also presented on a pro forma basis, which reflects all acquisitions and divestitures that occurred during 2000 as if they had occurred at the beginning of 2000. Financial results are also discussed on a constant currency basis, which reflects 2001 results using 2000 foreign currency exchange translation rates.

OVERVIEW

Net sales from continuing operations for the third quarter of 2001 were $204.6 million, up 23 percent over third quarter 2000 net sales from continuing operations of $165.9 million. On a pro forma basis, net sales from continuing operations for the third quarter of 2001 were up 2 percent compared to the third quarter of 2000. On a constant currency basis, net sales from continuing operations for the third quarter of 2001 increased 5 percent compared to pro forma net sales for the third quarter of 2000. Similarly, for the nine months ended September 30, 2001, net sales on a constant currency basis increased 4 percent compared with 2000 pro forma results. The increases in constant currency net sales for the quarter and nine months ended September 30, 2001, were primarily due to volume growth in the Paperboard Packaging segment, partially offset by lower land sales.

The Company's earnings from continuing operations before interest and taxes ("EBIT") excluding nonrecurring items for the third quarter and nine months ended September 30, 2001, were $16.3 million and $38.5 million, respectively, compared to $19.0 million and

$39.0 million, respectively, for the comparable periods in 2000. Third quarter 2001 EBIT was down $7.0 million, or 30 percent, compared to pro forma third quarter 2000 EBIT, and down 28 percent on a constant currency basis. These decreases were primarily due to lower Paperboard and Plastic Packaging operating margins. On a constant currency basis, EBIT before nonrecurring items for the nine months ending September 30, 2001, was down 19 percent versus pro forma EBIT for the comparable period in 2000, primarily due to lower operating margins in the Plastic Packaging business and lower land sales.

Net interest expense for the third quarter of 2001 was $5.9 million, down $2.5 million from net interest expense for the third quarter of 2000 of $8.4 million, due to the impact of the sales of discontinued operations and a decrease in average borrowing rates. Year-to-date 2001 net interest expense of $23.5 million compared to year-to-date 2000 net interest expense of $18.5 million. Year-to-date 2000 net interest expense reflects reduced financing costs prior to the acquisitions completed in 2000. At the end of the third quarter of 2001, the Company's effective tax rate before nonrecurring items was 33 percent compared to 43 percent at the end of the third quarter 2000. The decrease in the effective tax rate was primarily due to the utilization of foreign tax credits and lower foreign income tax rates in 2001.

Net income, including discontinued operations, for the third quarter ended September 30, 2001, of $7.4 million, or $0.48 per share, compared to a net loss for third quarter 2000 of $1.7 million, or $0.11 per share. The third quarter 2001 results included an after-tax decrease of the estimated loss on the planned sales of discontinued operations of $5.4 million, or $0.35 per share. The third quarter 2000 results included an operating loss from discontinued operations of $4.9 million, or $0.32 per share. For the nine months ended September 30, 2001, net income including discontinued operations of $113.8 million, or $7.49 per share, compared to a net loss for the nine months ended October 1, 2000, of $4.0 million, or $0.25 per share. The 2001 year-to-date results included an after-tax gain on the sale of the Company's remaining 5 percent equity interest in its tissue joint venture with Georgia-Pacific of $140.6 million, or $9.25 per share, partially offset by an increase to the estimated loss on the planned sales of discontinued operations of $31.7 million, or $2.08 per share. Results for the nine months ended October 1, 2000, included an operating loss from discontinued operations of $11.4 million, or $0.70 per share, and an extraordinary charge of $1.5 million, or $0.09 per share, for the early extinguishment of debt.

SEGMENT REVIEW

Paperboard Packaging

Net sales of the Paperboard Packaging segment increased to $176.7 million and $503.9 million for the third quarter and nine months ended September 30, 2001, respectively, compared to net sales of $133.4 million and $383.6 million for the third quarter and nine months ended October 1, 2000, respectively. On a constant currency basis, third quarter and year-to-date net sales for 2001 increased 8 and 4 percent compared to pro forma third quarter 2000 sales of $168.0 million and pro forma year-to-date 2000 net sales of $511.2 million, respectively, due to strong pharmaceutical and tobacco packaging sales volume, offset in part by lower sales volume in premium branded products markets.

EBIT for this segment of $15.9 million for the third quarter of 2001 increased 3 percent compared with the third quarter of 2000. On a constant currency basis, third quarter 2001 EBIT decreased 18 percent compared to 2000 third quarter pro forma EBIT, due primarily to lower margins in food and household and luxury packaging markets which were the result of competitive pricing offset, in part, by the favorable impact of higher volume in the tobacco market. Year-to-date 2001 constant currency EBIT decreased 5 percent compared with pro forma EBIT for the nine months ended October 1, 2000, of $47.7 million, driven largely by the unfavorable impact of lower volume in premium branded products markets offset in part by the favorable impact of higher volumes in pharmaceutical and tobacco markets.

Plastic Packaging

Net sales of the Plastic Packaging segment for the third quarter of 2001 of $22.6 million were down 10 percent compared to net sales of $25.1 million for the third quarter of 2000, and down 4 percent on a constant currency basis. The decrease in local currency net sales was driven by lower agrochemical container volumes and pricing pressure in the food and beverage container market. Net sales for the nine months ended September 30, 2001, decreased approximately $2.5 million from pro forma 2000 sales for the comparable period, as higher PET beverage container volume was more than offset by the impact of unfavorable foreign currency exchange rates. On a constant currency basis, net sales for the nine months ended September 30, 2001 were up 6 percent compared to pro forma net sales for the same period in 2000.

Segment EBIT of ($0.7) million for the third quarter and $2.6 million for the nine months ended September 30, 2001, decreased $2.5 million and $2.7 million, respectively, from EBIT for the comparable periods of 2000. The lower EBIT reflects competitive pricing pressure in the food and beverage market sector, reduced agrochemical sales volume and higher raw material costs.

Land Development

The Company is continuing its effort to maximize the financial return from its remaining land holdings. EBIT for the Land Development segment for the third quarter of 2001 of $4.8 million was unchanged compared with results for the same quarter of 2000. EBIT for the nine months ended September 30, 2001, decreased $2.1 million from EBIT reported for the comparable period of 2000.

FINANCE

Chesapeake's debt net of cash at the end of the quarter on September 30, 2001, was $419.6 million, down $231.0 million compared to December 31, 2000. The decrease was primarily due to the receipt of the net proceeds from the sales of the Company's remaining 5 percent interest in Georgia-Pacific Tissue, LLC, its corrugated container business, a 27 percent interest in Color-Box, LLC, and its point-of-purchase display businesses, partially offset by cash payments for income taxes. Chesapeake's net debt-to-capital ratio was 47 percent at September 30, 2001, compared to 53 percent at December 31, 2000. The Company was in compliance with all of its debt covenants as of the end of the third quarter of 2001. However, due to lower than anticipated cash proceeds from the sale of discontinued operations, the Company may not achieve compliance with one of the financial covenants contained in its senior bank credit facility as of the end of the fourth quarter of 2001. The Company is in discussion with the administrative agent for the credit facility and believes that any necessary waivers or amendments will be obtained before the end of the fourth quarter. However, obtaining any necessary waivers or amendments may result in increased interest costs and covenant restrictions and obtaining permanent amendments may be dependent upon the Company completing new financing transactions. The Company is currently evaluating several alternatives for additional financings that could be effected before year-end, with the objective of enhancing the Company's flexibility under its senior bank credit facility.

OUTLOOK FOR CONTINUING OPERATIONS

The Company has revised its outlook for full year earnings from continuing operations to reflect uncertainty in some consumer markets. Except as otherwise indicated, the following do not reflect the potential impact of any acquisitions, divestitures, or other structural changes in the Company's continuing operations that may be completed after the date of this release or fluctuations in foreign exchange rates. For 2001, the Company now expects:

  Revenue in the range of $790 million to $810 million.
  EBITDA in the range of $120 million to $125 million.
  Capital spending in the range of $45 million to $50 million.
  Depreciation of approximately $45 million to $50 million.
  Goodwill amortization of approximately $15 million.
  Earnings from continuing operations for the full year 2001 in the range of $1.20 to $1.30 per share.

Chesapeake Corporation, headquartered in Richmond, Virginia, is a global leader in specialty packaging. Chesapeake is a leading European folding carton, leaflet and label supplier and a leader in plastics packaging for niche markets. Chesapeake has over 50 locations in North America, Europe, Africa and Asia. Chesapeake's website is www.cskcorp.com.

This news release, including comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the Company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions except per share data)

	Third Quarter		Year-to-Date
INCOME STATEMENT	2001	2000	2001	2000
Net sales from continuing operations	$204.6	$165.9	$589.3	$460.4
Costs and expenses:
Cost of products sold	164.1	124.1	471.4	358.4
Selling, general, and administrative expenses	25.2	24.4	83.2	68.0
Other income (expenses), net	1.0	1.6	3.8	5.0
EBIT from continuing operations before nonrecurring items	16.3	19.0	38.5	39.0
Restructuring and other items (a) (b) (c)	7.7	5.1	7.7	7.7
Interest expense, net (d)	(5.9)	(8.4)	(23.5)	(18.5)
Income from continuing operations before taxes	2.7	5.5	7.3	12.8
Income tax expense	0.7	2.3	2.4	3.9
Income from continuing operations	2.0	3.2	4.9	8.9
Loss from discontinued operations, net of taxes	-	(4.9)	-	(11.4)
Gain on sale of discontinued operations, net of taxes (d) (e) (f)	5.4	-	108.9	-
Extraordinary item, net of taxes (g)	-	-	-	1.5
Net income (loss)	7.4	(1.7)	113.8	(4.0)

Diluted earnings per share:
Earnings from continuing operations	$0.13	$0.21	$0.32	$0.54
Loss from discontinued operations, net of taxes	-	(0.32)	-	(0.70)
Gain (loss) on sale of discontinued operations, net of taxes (d) (e) (f)	0.35	-	7.17	-
Extraordinary item, net of taxes (g)	-	-	-	(0.09)
Net income (loss)	$0.48	$(0.11)	$7.49	$(0.25)

Weighted average shares and equivalents outstanding - diluted	15.3	15.3	15.2	16.3

Other items:
EBITDA from continuing operations before nonrecurring items (a) (b) (c)	$31.6	$32.4	$83.8	$77.5
Depreciation from continuing operations	11.7	9.3	34.5	30.7
Goodwill amortization from continuing operations	3.6	4.1	10.8	7.8
Capital expenditures from continuing operations	8.1	14.7	29.0	33.9
Income from continuing operations before nonrecurring items (a) (b) (c)	7.0	5.9	9.9	11.6
Income from continuing operations before nonrecurring items per share (a) (b) (c)	$0.46	$0.39	$0.65	$0.71
Income from continuing operations before amortization and nonrecurring items (h)	10.6	10.0	20.7	19.4
Income from continuing operations before amortization and nonrecurring items per share (h)	$0.69	$0.65	$1.36	$1.19

(a) The third quarter of 2001 included a nonrecurring charge for the corporate restructuring program of approximately $5.0 million, net of taxes, or $0.33 per share.

(b) The third quarter of 2000 included a nonrecurring charge for an increase in the estimate of investment banking defense costs of approximately $2.7 million, net of taxes, or $0.18 per share for the quarter, or $0.17 per share year-to-date.

(c) Included in 2000 year-to-date results are nonrecurring expenses associated with the Shorewood tender offer of $10.3 million, net of a $7.7 million gain on the sale of 4.1 million shares of Shorewood common stock and a $2.6 million tax benefit.

(d) The third quarter and year-to-date 2001 results include interest expense allocated to discontinued operations of $0.8 million and $6.5 million, respectively. The third quarter and year-to-date 2000 results include interest expense allocations of $2.9 million and $7.6 million, respectively.

(e) The third quarter 2001 results included an after-tax revision to the estimated loss on the planned sale of discontinued operations of $5.4 million, or $.35 per share.

(f) Year-to-date 2001 results include an after-tax gain on the sale of the Company's 5 percent equity interest in a tissue joint venture with Georgia-Pacific (which is classified as a discontinued operation) of $140.6 million, or $9.25 per share, offset in part by an after-tax revision to the estimated loss on the planned sale of discontinued operations of $31.7 million, or $2.08 per share.

(g) The extraordinary item consisted of the recognition of deferred finance costs associated with the early extinguishment of debt.

(h) Income from continuing operations before amortization and nonrecurring items excludes the after-tax effect of noncash goodwill amortization expense.

BALANCE SHEET	Sep. 30,	July 1,	Dec. 31,	Oct. 1,
	2001	2001	2000	2000
Assets
Current assets:
Cash and short-term investments	$19.6	$26.0	$31.2	$5.4
Accounts receivable, net	142.1	124.8	126.4	194.0
Inventories	100.7	99.7	94.5	118.6
Other current assets	23.7	24.0	56.2	36.5

Total current assets	286.1	274.5	308.3	354.5
Property, plant, and equipment, net	350.7	346.0	372.2	431.5
Goodwill	539.2	521.5	554.8	524.6
Net assets of discontinued operations	33.3	77.5	225.8	-
Investment in affiliates	-	-	-	71.6
Other assets	111.9	80.5	79.8	97.3

Total assets	$1,321.2	$1,300.0	$1,540.9	$1,479.5

Liabilities and Stockholders' Equity
Current portion of long-term debt	$51.7	$4.2	$47.1	$1.9
Taxes payable	131.8	150.8	13.0	-
Other current liabilities	195.5	190.4	211.7	244.8

Total current liabilities	379.0	345.4	271.8	246.7
Long-term debt	387.5	448.6	634.7	529.2
Other long-term liabilities	61.5	44.1	43.4	45.7
Postretirement benefits other than pensions	15.2	15.1	15.6	15.8
Deferred income taxes	27.2	25.3	226.2	233.0
Stockholders' equity	450.8	421.5	349.2	409.1

Total liabilities and stockholders' equity	$1,321.2	$1,300.0	$1,540.9	$1,479.5

	First	Second	Third	Year-to-
	Quarter	Quarter	Quarter	Date

BUSINESS SEGMENT HIGHLIGHTS:
AS REPORTED FROM CONTINUING OPERATIONS:
Net sales:
2001
Paperboard Packaging	$172.0	$155.2	$176.7	$503.9
Plastic Packaging	25.9	26.8	22.6	75.3
Land Development	0.3	4.5	5.3	10.1

	$198.2	$186.5	$204.6	$589.3

2000
Paperboard Packaging	$122.0	$128.2	$133.4	$383.6
Plastic Packaging	9.9	27.3	25.1	62.3
Land Development	2.3	4.8	7.4	14.5

	$134.2	$160.3	$165.9	$460.4

EBIT before nonrecurring items:
2001
Paperboard Packaging	$14.4	$12.5	$15.9	$42.8
Plastic Packaging	1.6	1.7	(0.7)	2.6
Land Development	0.0	3.3	4.8	8.1
Corporate/Other	(5.7)	(5.6)	(3.7)	(15.0)

	$10.3	$11.9	$16.3	$38.5

2000
Paperboard Packaging	$9.1	$11.7	$15.5	$36.3
Plastic Packaging	1.0	2.5	1.8	5.3
Land Development	2.0	3.4	4.8	10.2
Corporate/Other	(5.0)	(4.7)	(3.1)	(12.8)

	$7.1	$12.9	$19.0	$39.0

PRO FORMA - FROM CONTINUING OPERATIONS
Net sales:
2000
Paperboard Packaging	$181.2	$162.0	$168.0	$511.2
Plastic Packaging	25.3	27.3	25.1	77.7
Land Development	2.3	4.8	7.4	14.5

	$208.8	$194.1	$200.5	$603.4

EBIT before nonrecurring items:
2000
Paperboard Packaging	$13.0	$14.9	$19.8	$47.7
Plastic Packaging	1.3	2.5	1.8	5.6
Land Development	2.0	3.4	4.8	10.2
Corporate/Other	(5.0)	(4.7)	(3.1)	(12.8)

	$11.3	$16.1	$23.3	$50.7